Exhibit 99.1

Feihe International, Inc. Reports Fourth Quarter and Full Year 2011 Financial Results

Conference Call Held Today at 8:00 am ET

Appointment of New Director

BEIJING and LOS ANGELES, March 30, 2012 /PRNewswire-Asia-FirstCall/ — Feihe International, Inc. (NYSE: ADY; “Feihe International” or the “Company”), one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China, today announced unaudited financial results for the fourth quarter and full year ended December 31, 2011.(1) The Company will hold a conference call today at 8:00 am ET.

Fourth Quarter 2011 Financial Highlights:

•	Sales increased 42.1% to $87.0 million from $61.2 million in 4Q 2010
•	Sales from branded milk powder products was $60.3 million, or 69.3% of total sales, in 4Q 2011 vs. $39.4 million, or 64.3% of total sales, in 4Q 2010
•	Sales of raw milk powder was $24.8 million, or 28.5% of total sales, in 4Q 2011 vs. $17.4 million, or 28.5% of total sales, in 4Q 2010
•	Gross profit increased to $30.9 million from $17.8 million in 4Q 2010
•	Gross margin was 35.5% in 4Q 2011 vs. 29.1% in 4Q 2010

Mr. Liu Hua, the Company’s Vice Chairman and Chief Finance Officer, stated, “Our continued growth demonstrates that we are increasing our footprint in the Chinese infant formula industry.  Our results of $87.0 million for the fourth quarter with $60.3 million from branded milk products for 4Q are excellent indications of our continued growth in higher margin branded products.  In particular, sales of AstroBaby grew 890.2% and Feifan grew 110.1% compared to the fourth quarter of 2010.  Although we had a net loss in the fourth quarter, the loss was due to loss in long term tax liabilities, loss from discontinued operations, and loss from the sale of wholesale milk powder.  Sales from our branded infant formula products continue to increase quarter over quarter and we are confident that it will continue to grow in the future.”  Mr. Liu continued, “2012 is the Company’s 50th year anniversary and the fact that we have never had any product quality issues speaks to our strength in this industry.  We will continue to strive to be one of the leading infant formula producers and we look forward to another 50 years.”

The increase in sales in the fourth quarter of 2011 compared to the fourth quarter of 2010 was primarily attributable to an increase in sales of branded milk powder, as well as the continued commitment to making improvements across all functions including effectiveness of operations. Sales in the fourth quarter of 2011 increased 15.4% sequentially from $75.4 million in the third quarter of 2011, primarily reflecting the Company’s efforts to increase sales at existing retail sales points.

Gross profit was $30.9 million in the fourth quarter of 2011 compared to $17.8 million in the fourth quarter of 2010. Gross margin for the fourth quarter of 2011 was 35.5%, compared to 29.1% in the fourth quarter of 2010, which was primarily due to an increase in sales of branded milk powder with a higher margin, and also due to improvements in the Company’s marketing and selling operations.

Sales and marketing expenses increased 9.6% from $22.8 million in the fourth quarter of 2010 to $25.0 million in the fourth quarter of 2011.  This decrease was primarily due to decreased advertising and salary of marketing staff.

In the fourth quarter of 2011, the Company had an operating loss of $(3.82) million, compared to an operating loss of $(11.0) million in the fourth quarter of 2010. Reduction of operating loss in the fourth quarter of 2011 was primarily due to increase in gross profit as discussed above, and offset by a 9.6% increase of sales and marketing expenses to $25.0 million in the fourth quarter of 2011 from $22.8 million in the fourth quarter of 2010, primarily reflecting a increase in promotional fees and advertisement and the Company’s efforts to improve the effectiveness of its selling expenses and sales at existing sales points.  General and administrative expenses increased 169.0% to $9.7 million in the fourth quarter of 2011 from $3.6 million in the fourth quarter of 2010, primarily reflecting increased salary, professional service fees and allowances for receivables.

The Company recognized other income of $0.7 million during the fourth quarter of 2011, compared to other income of $12.0 million during the fourth quarter of 2010. The decrease in other income was primarily driven by a reduction of government subsidy and an increase of interest and finance costs.

Net loss attributable to the Company for the fourth quarter of 2011 was $10.5 million, or diluted EPS per common share of $(0.51), a decrease from net income attributable to the Company of $0.8 million, or diluted EPS per common share of $0.10, in the fourth quarter of 2010.  Increase in net loss of $11.3 million as compared with the fourth quarter of 2010 was primarily due to a $5.1 million loss in long term tax liabilities, a $5.7 million loss from discontinued operations, and a $3.5 million loss from the sale of wholesale milk powder.

Full Year Ended December 31, 2011 Financial Highlights:

Sales increased approximately $36.3 million, or 14.2% to $292.9 million during the year ended December 31, 2011 from $256.6 million during the year ended December 31, 2010. Contributions from branded milk powder products were approximately $217.5 million, or 74.3% of total sales during the year ended December 31, 2011, up 20.7% from $180.2 million, or 70.2% of total sales, in the corresponding period in 2010. This increase was primarily due to increased high margin infant formula sales, especially for the Company’s super premium AstroBaby series and Feifan series. During the year 2011, the Company focused on marketing of its premium infant formula products and improving sales at existing sales points and, accordingly, its expansion into new market areas was less rapid. Gross profit increased approximately $13.0million, or 13.1% to $112.3 million during the year ended December 31, 2011 from $99.3 million in the same period of 2010. Gross margin for the year ended December 31, 2011 was 38.3%, compared to 38.7% during the year ended December 31, 2010, primarily attributable to increases in sales of branded milk powder. Operating income was $9.6 million in the full year ended December 31, 2011, compared to an operating loss of $(23.3) million in the corresponding period in 2010, the increase was partially attributable to an decrease in selling expense for an amount of $20.3 million and partially offset by an increase of $4.2 million in general and administrative expenses. Income from continuing operations before income tax expenses and noncontrolling interests was $14.6 million during the year ended December 31, 2011, up $18.3 million compared to a loss of $(3.7) million in the corresponding period in 2010.  Net loss attributable to the Company for the full year ended December 31, 2011 increased to $0.2 million, or diluted EPS per common share of $0.00, from a loss of $(10.7) million, or diluted EPS per common share of $(0.28), in the corresponding period in 2010.  Increase in net loss was primarily due to loss in long term tax liabilities, loss from discontinued operations, and loss from the sale of wholesale milk powder.

As of December 31, 2011, the Company had cash and cash equivalents of $15.4 million and total current assets of $200.5 million, compared with cash and cash equivalents of $16.2 million and total current assets of $258.8 million as of December 31, 2010. The Company believes that it has sufficient cash and cash flows from operations to adequately support its business in the next operating cycle.

Conference Call Details

The Company also held a conference call on March 30, 2012 at 8:00 am Eastern Daylight Time to discuss its fourth quarter results.

The replay will be accessible through April 6, 2012 by dialing the following numbers:

United States toll free:	1-866-5727-808
China toll free:	800-876-5013
Hong Kong toll free:	852-3012-8000
Password:	672060

Appointment of New Director

Neil Shen, who was appointed to the Company’s board of directors in connection with the Subscription Agreement dated August 11, 2009 between the Company and Sequoia, has stepped down as an independent director of the Company effective March 30, 2012.  The Company will pay the final and remaining $16.3 million to Sequoia Capital China Growth Fund I, L.P. and certain of its affiliates (collectively, “Sequoia”) in redemption of the last tranche of 656,250 shares (the “Redemption”) pursuant to its redemption agreement with Sequoia by April 30, 2012.

The Board of Directors has appointed Ms. Jingjun Mu to its Board.  Ms. Mu will serve as an independent director.  Ms. Mu has served as Vice Executive Director of the China Dairy Industry Association (“CDIA”) since 2004.  From 1997 to 2004, she served as Secretary-General of CDIA.  Ms. Mu also served as General Manager of the China Food Group Supplying Corporation from 1986 to 1997.  Ms. Mu served as Deputy Manager of Beijing Wind Instruments Factory from 1972 to 1986.  Prior to that Ms. Mu served at the Tianjin Planning Bureau from 1962 to 1972.  Ms. Mu is a qualified Senior Economist and graduated from the Institute of Light Chemical and Light Industry for Chemical Engineering.

Mr. Leng You Bin, the Company’s Chairman and Chief Executive Officer, stated, “We sincerely thank Mr. Shen and Sequoia Capital for their contribution to the Company and we wish Mr. Shen the best in his future endeavors.  We are also honored to have Ms. Mu join our board.  Her wealth of experience and knowledge in the dairy industry will certainly help the Company continue to grow to be one of China’s leading infant formula companies.”

About Feihe International, Inc.

Feihe International, Inc. (NYSE: ADY) is one of the leading producers and distributors of premium infant formula, milk powder, and soybean, rice and walnut products in the People’s Republic of China. Feihe International conducts operations in China through its wholly owned subsidiary, Feihe Dairy, and other subsidiaries. Founded in 1962, Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Gannan, Longjiang, Shanxi, and Langfang. Using proprietary processing techniques, Feihe International makes products that are specially formulated for particular ages, dietary needs and health concerns. Feihe International has over 200 company-owned milk collection stations, two dairy farms, seven production facilities with an aggregate milk powder production capacity of approximately 2,020 tons per day and an extensive distribution network that reaches over 80,000 retail outlets throughout China. For more information about Feihe International, Inc., please visit http://ady.feihe.com/.

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking information about the Company’s operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “could,” “would,” and similar expressions. Because these forward-looking statements are subject to a number of risks and uncertainties, the Company’s actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010 and in other reports filed with the United States Securities and Exchange Commission and available at http://www.sec.gov/. The Company assumes no obligation to update any such forward-looking statements.

Note:

(1) Certain prior year amounts have been reclassified to conform with the current year presentation.

CONTACT
In the U.S.:	ir@americandairyinc.com
In China:	Doris Zhang
86-10-8457-4688 x8810
doriszhang@americandairyinc.com

FEIHE INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2011	2010
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	15,353,882	16,183,493
Restricted cash	1,056,579	3,078,564
Trade receivables, net of an allowance for doubtful accounts of $810,864 and $1,084,308, as of December 31, 2011 and 2010, respectively	40,690,638	14,812,821
Notes receivable, net of an allowance for doubtful accounts of $3,350,056 and $3,500,028, as of December 31, 2011 and 2010, respectively	-	136,120
Due from related parties	194,759	1,806,889
Advances to suppliers	11,841,936	3,079,246
Receivable from discontinued operations	-	121,583,818
Inventories, net	33,328,949	62,716,959
Prepayments and other current assets	50,427	167,306
Income tax receivable	1,406,653	4,970,271
Recoverable value-added taxes	965,685	6,886,531
Other receivables	13,742,625	1,844,338
Consideration receivable -current	79,337,423	-
Investment in mutual funds – available for sale	111,116	139,294
Assets of discontinued operations	-	21,358,239
Assets held for sale	2,384,391	-
Total current assets	200,465,063	258,763,889

Investments:
Investment at cost	285,990	272,239
	285,990	272,239
Property, plant and equipment:
Property, plant and equipment, net	128,739,637	97,688,788
Construction in progress	14,895,512	40,566,480
	143,635,149	138,255,268
Other assets:
Advance to suppliers, non-current	3,741,454	7,937,244
Long term deposits	46,139,913	-
Consideration receivables, non-current	19,450,201	-
Deferred tax assets, non-current	9,805,701	5,522,990
Prepaid leases for land use rights	18,280,745	15,607,918
Other intangible assets	-	585,671
Goodwill	-	445,842
Assets of discontinued operation, non-current	-	158,502,039
Total assets	441,804,216	585,893,100

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Current liabilities:
Notes payable	-	378,112
Short term bank loans	54,616,375	63,522,793
Accounts payable	39,077,499	31,988,273
Accrued expenses	6,943,370	6,436,243
Income tax payable	734,389	1,589,165
Advances from customers	17,899,560	12,183,444
Due to related parties	86,213	79,257
Advances from employees	415,253	456,260
Employee benefits and salary payable	9,777,537	6,636,128
Other payables	39,561,388	33,740,305
Current portion of long term bank loans	5,945,439	-
Current portion of capital lease obligation	288,066	116,770
Accrued interest	395,783	-
Redeemable common stock ($0.001 par value, 1,312,500 shares issued and outstanding as of December 31, 2011)	32,696,658	-
Liabilities of discontinued operations	-	160,974,996
Total current liabilities	208,437,530	318,101,746

Long term bank loans, net of current portion	5,943,726	16,977,222
Capital lease obligation, non current	430,180	532,467
Other long term loans	32,803,289	-
Accrued interest	170,555
Unrecognized tax benefits, non-current	14,806,768	5,062,336
Deferred income	3,711,033	4,924,395
Liabilities of discontinued operations, non-current	-	12,442,830
Total liabilities	266,303,081	358,040,996

Commitment and contingencies (See Note 33)

Redeemable common stock (US$0.001 par value, 2,625,000 shares issued and outstanding as of December 31, 2010)	-	66,113,715

Stockholders’ equity
Ordinary shares (US$0.001 par value, 50,000,000 shares authorized; 19,714,291 and 19,671,291 issued and outstanding as of December 31, 2011 and 2010, respectively)	19,714	19,671
Additional paid-in capital	58,920,283	57,177,680
Common stock warrants	1,774,151	1,774,151
Statutory reserves	11,341,427	9,132,581
Accumulated other comprehensive income	42,730,802	32,836,344
Retained earnings	60,696,815	60,731,029
Total Feihe International Inc. stockholders’ equity	175,483,192	161,671,456
Non-controlling interests in discontinued operations	17,943	66,933
Total equity	175,501,135	161,738,389
Total liabilities, redeemable common stock and equity	441,804,216	585,893,100

FEIHE INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,		For the three month ended December 31,
	2011	2010	2011	2010
	US$	US$	US$	US$
Sales	292,935,374	256,614,328	87,014,773	61,240,140

Cost of goods sold	-180,614,710	-157,325,418	-56,126,954	-43,399,978

Gross profit	112,320,664	99,288,910	30,887,819	17,840,163

Operating expenses:
Sales and marketing	-78,988,475	-99,276,220	-24,975,099	-22,817,946
General and administrative	-26,018,366	-21,306,074	-9,654,039	-3,629,903
Goodwill and other intangible assets impairment	-1,012,410	-1,437,005	-	-1,437,005
Total operating expenses	-106,019,251	-122,019,299	-34,629,138	-27,884,854

Other operating income (expense), net	3,280,679	-551,390	-86,786	-893,251
Income (loss) from operations	9,582,092	-23,281,779	-3,828,105	-10,937,942

Other income (expenses):
Interest income	90,008	287,967	24,522	23,608
Interest and finance costs	-4,235,956	-2,011,282	-1,112,803	-532,203
Amortization of deferred debt issuance cost	-	-379,413	-	-2,316
Loss on derivative	-	-	-	-
Government subsidy	9,205,157	21,709,399	1,814,128	12,540,652
Income (loss) from continuing operations before income tax expenses and noncontrolling interests	14,641,301	-3,675,108	-3,102,258	1,091,799

Income tax expenses	-10,010,427	279,722	-4,831,839	1,011,865
Income (loss) from continuing operations	4,630,874	-3,395,386	-7,934,097	2,103,664
(Loss) income from discontinued operations, net of tax	-5,705,228	-6,165,918	-3,558,023	-354,848
Net (loss) income	-1,074,354	-9,561,304	-11,492,120	1,748,816
Net income attributable to noncontrolling interests	-126,302	-22,567	-44,117	131,044
Settlement of redeemable common stock	1,033,738	-	1,033,738	-
Accretion of redemption premium on redeemable common stock	-	-1,086,622	-	-1,086,622
Net income (loss) attributable to common stockholders of Feihe International, Inc.	-166,918	-10,670,493	-10,502,499	793,238

Net income (loss) from continuing operations per share of common stock
Basic	0.26	-0.21	-0.31	0.06
Diluted	0.26	-0.21	-0.31	0.06
Net income (loss) from continuing operations per share of redeemable common stock
Basic	-0.23	-0.15	-0.34	0.12
Diluted	-0.23	-0.15	-0.34	0.12

Net income (loss) from discontinued operations, net of tax per share of common stock
Basic	-0.26	-0.28	-0.17	-0.02
Diluted	-0.26	-0.28	-0.17	-0.02
Net income (loss) from discontinued operations, net of tax per share of redeemable common stock
Basic	-0.26	-0.28	-0.17	-0.02
Diluted	-0.26	-0.28	-0.26	-0.02

Net income (loss) per share of common stock
Basic	-	-0.49	-0.48	0.04
Diluted	-	-0.49	-0.48	0.04
Net income (loss) per share of redeemable common stock
Basic	-0.03	-0.43	-0.51	0.10
Diluted	-0.03	-0.43	-0.51	-0.10

Weighted average shares used in calculating net income (loss) per share of common stock
Basic	19,688,551	19,647,844	19,714,291	19,671,291
Diluted	19,688,551	19,647,844	19,714,291	19,671,291
Weighted average shares used in calculating net income (loss) per share of redeemable common stock
Basic	2,065,839	2,625,000	1,853,682	2,625,000
Diluted	2,065,839	2,625,000	1,853,682	2,625,000